Thanks and rememberance

James N. Ryan

Founder, Chairman, CEO

It takes a special kind of person to start a new company. But to successfully lead a new company through the start-up stages, through the inevitable challenges of growth and maturity is even more unusual. From 1969 until the end of 2003, Jim was the heart and soul of PDC. His marketing flair and sales prowess propelled the Company's growth. His integrity and honesty are well known and respected in the industry. His love for PDC is without question. At an age when most people are already retired, Jim continued to apply his considerable energy and talent to making PDC prosper. Industry recognition of his achievements includes being selected as Oil and Gas Man of the Year in both Tennessee and West Virginia, election as President of the West Virginia Oil and Gas Association, and selection as Entrepreneur of the Year in West Virginia. He and his wife Sandy have retired to their home in Clarksburg, W.Va.

Dale G. Rettinger

Treasurer and Chief Financial Officer

Dale joined PDC as the top financial professional and Jim's primary confidant in 1980. Until his death last year, Dale was instrumental in helping guide the Company's efforts. As the people who knew him will attest, Dale brought intense energy and intellect to the tasks he undertook. Equally important was his zeal for sharing those talents with the industry he loved. He served as a Director and Vice President of the West Virginia Independent Oil and Gas Association (IOGA). In 1996, IOGA awarded him its Distinguished Service Award, an honor awarded to only a handful of people over IOGA's 45-year history. Dale's passion for life and family extended to his wife Peggy, his four children, and to a growing number of grandchildren. We all miss him.

Profile

Petroleum Development Corporation (NASDAQ: PETD) (PDC) is a rapidly growing independent oil and gas producer based in Bridgeport, W.Va. The Company's drilling and production operations are in the Appalachian Basin, Michigan and the Rocky Mountains. Approximately 83% of the Company's 2003 production was natural gas, and 63% of total production was provided by the Rockies operating area. PDC also owns and operates an Appalachian-based natural gas marketing company.

Sustained profitable growth is PDC's driving principle. Few peers can match the Company's record of increasing reserves, production and shareholder value over the past decade. We invite you to examine our 10-year comparison of key financial and operating measures on pages 16 and 18 respectively. PDC expects to continue exceptional operating and financial performance in 2003 and beyond by combining key core-area acquisitions and drilling. PDC continues to expand its technical, geological and operational expertise to generate new opportunities.

Highlights

- 14th consecutive profitable year

- 99% drilling success on a record 111 gross wells

- Record production of 10.4 billion cubic feet equivalent (Bcfe), up 34% from 2002's 7.8 Bcfe

- Record proved reserves of 199 Bcfe, 66% in Rocky Mountain core operating area

- Record drilling partnership sales of $78.3 million; $100 million in potential partnerships to be allocated for sale in 2004

- Record oil and gas sales of $120.2 million

- Record Adjusted Cash Flow* of $45.6 million

- Record net income of $22.6 million ($1.39 per fully diluted share)

- Sound mix of drillbit and acquisition growth

* See note on page 17 for definition

LETTER TO THE SHAREHOLDERS

After 20 years of productive collaboration with Jim Ryan and Dale Rettinger, it is certainly different writing this year's annual report and the shareholder's letter. Together, we managed Petroleum Development Corporation through volatile commodity price environments while evolving a once over-leveraged company into what is now considered a consistent growth story.

As planned, Jim retired at the end of 2003 after founding and leading PDC for 35 years. We lost Dale unexpectedly in October 2003 to complications resulting from surgery. Each of the two, through their unique talents and personal commitment, was instrumental in helping PDC grow from a small start-up to the position it enjoys today. PDC's stellar operational and financial performance in 2003 was in large part attributable to their diligence and success up to the end. On behalf of management, the Board, and the employees of Petroleum Development Corporation, I salute Jim and Dale. I personally am grateful for the opportunity to have worked with these accomplished gentlemen, and more important, to have had them as my friends for the past 20 years.

It is a tribute to both of these men that they leave PDC well prepared for the future and capable of continuing our solid growth. Over the past several years we have been preparing for Jim's retirement. As part of that planning process we also developed a broader succession plan, a plan that proved critical with Dale's regrettable loss. We are fortunate to have motivated people with the skills and experience necessary to perpetuate the success we posted in past years. These individuals stepped up admirably to their new responsibilities over the past several months, easing the transition for PDC and its shareholders.

In October 2003, Darwin Stump was named PDC's Chief Financial Officer. Simultaneously, we promoted Janet Potter to fill his former position as Controller. Darwin's 23 years of experience with PDC give him intimate knowledge of our accounting systems, financial history and overall corporate situation. He is doing an excellent job of maintaining Dale's high standards. Janet also has been with PDC for many years, including 13 years as Assistant Controller, and is making a seamless transition with her new responsibilities.

While the change at PDC may be sudden and dramatic for Darwin and Janet, Eric Stearns and Tom Riley have been gradually increasing the scope of their capabilities and responsibilities over the past several years. Their promotions to the Executive Vice President level are recognition of their past performance along with a step up to a new level. Ersel Morgan continues in his position as Vice President of Production, a position that is growing in scope as PDC's production grows. The effectiveness of the three in running our drilling, production, marketing and acquisition activities is reflected in our remarkable history of production and reserve growth.

A new addition in 2004 is Celesta Miracle who is Vice President of Investor Relations. In the past Jim and I shared most of the responsibilities that we will be assigning to her, but as PDC's market value and general investor interest have grown, the need for someone to focus on this area full-time has become apparent. The Board and I believe that this strong group of managers is ready to lead PDC into the future.

From an operational and financial perspective, last year was one of those rare years when almost everything worked better than expected. Like most of the sector, we enjoyed sustained high oil and natural gas prices. I would like to highlight a few additional activities of note:

- We made the largest acquisition in PDC's history, as well as a couple of smaller ones, each at attractive prices by industry standards.

- We sold a record number of drilling program investments and could have sold even more.

- We drilled 110 successful new wells and only one dry hole.

- Our gas marketing activities were the most profitable they have been since we acquired the operation in 1996.

- We grew to be one of the largest 3,000 public companies in the United States and became a part of the Russell 3000 Index as a consequence.

The fortuitous string of events, business-wise, resulted in a year of Company records and other superlatives, including record-high prices for our common stock during December. Our production for the year was almost 10.5 Bcfe, a 34% increase over last year's record production. A fourth quarter production rate of about 34 MMcf per day equivalent provides momentum to further production growth in 2004.

To be sure, robust commodity prices magnified the impact of the production increase while directly causing the record level of oil and natural gas sales. Strong prices also created favorable conditions for our natural gas marketing activities and sales of our drilling programs.

In the following pages we will go into details of these and other accomplishments. The accomplishments of 2003 not only solidify our growth platform, but they also raise the bar by which we are measured in many of these operational and financial categories. I believe the PDC team is up to the task of increasing shareholder value by continuing to improve our performance.

One of our 2004 goals is to continue to cost effectively add reserves and production through new drilling and development and through well-analyzed, sensible property acquisitions. During 2004, our drilling activities should increase in our two Colorado development areas. Our growth through the bit will be augmented by further acquisitions so we can continue on the path of becoming a leading Rockies operator. After all, managed, consistent growth builds upon a special legacy that Jim and Dale helped put in place and that we are responsible for continuing.

Steven R. Williams

Chairman, Chief Executive Officer and President

March 16, 2004

OPERATIONS REVIEW

Our operating activities are divided into four segments for management and reporting purposes: Drilling and Development, Oil and Gas Sales, Natural Gas Marketing, and Well Operations. In addition, PDC realizes limited revenue from non-operating activities, principally through interest and management fees. The pie charts below show the relative contribution of each of these areas to PDC's revenue and pre-tax income.

Drilling and Development

Drilling and development activities contribute greatly to PDC's success. For our size, we manage one of the country's most active drilling programs, because we develop properties not just for ourselves but also for our Company-sponsored partnerships. In 2003, we drilled 111 new wells, 110 of which were in two developmental fields in Colorado. Each of the 110 developmental wells we drilled was successful. We also drilled one exploratory dry hole intended to test the development potential of a new area in Alabama. PDC's core operating areas are discussed in more detail later in the report.

To understand how these operations affect the Company, it helps to think of them as a "service company" type activity. PDC sells interests in the wells it drills to other investors, primarily publicly registered drilling partnerships sponsored by the Company. These Company-sponsored partnerships are sold through a nationwide network of NASD investment advisors. Currently more than 140 NASD Broker/Dealers have selling agreements in place to offer the PDC Drilling Program, and the partnerships have been sold in all 50 states. PDC closed four partnerships in 2003 with record subscriptions of over $78.3 million. We closed the largest partnership in our history in December 2003 which was fully subscribed at $35 million. The 2003 total was a significant increase from our 2002 sales of $55.6 million. The Company sold all of the interests available in the last three partnerships, and could have sold more had they been available.

PDC limits its sales of partnerships based on the prospect inventory and the services available in our drilling areas. We have registered a total of $100 million of interests for sale in 2004. Investor interest in the partnerships has increased in the past several years as natural gas and oil prices climbed to historically high levels. While it is impossible to predict partnership sales for 2004, we believe the prospects for increases above 2003 levels are excellent.

Along with the partnership interests, PDC also purchases interests in the wells for itself, the public entity. Further, we manage the drilling of wells for the Company-sponsored partnerships and others, and charge a mark-up over the cost of drilling the wells, earning a profit on the activity. By in turn investing the profit from managing the drilling of the wells, we can accelerate growth.

In working with the partnerships, PDC and its partners also realize some mutual benefits such as improved economies of scale in buying goods and services, since our combined purchases are greater than either entity could realize alone. We also have access to prospects that might not be available without the joint activity. And since we are the largest investor in each partnership, the partnership investors have greater assurance that we will drill the best wells possible. PDC's 2004 drilling programs focus on two development areas in Colorado- the Denver Basin to the east and the Piceance Basin to the west.

After PDC drills and completes the wells, it continues to provide additional services to investors, including well operations and oil and gas marketing. PDC charges a competitive rate for these services based on the prevailing rates in the area where the well is located, and can earn a profit from operations or marketing if the rate charged is more than the cost of providing the service.

Oil and Gas Sales

Over the years, the Company has acquired interests in producing wells through purchases of existing wells and by drilling new wells. Our financial statements reflect the results of the sale of oil and natural gas from our interest in these wells as Oil and Gas Sales. Oil and Gas Sales are determined by the amount of oil and gas produced by the Company's interest in the wells and the price we receive for the oil and gas we sell. The expenses associated with Oil and Gas Sales are the costs of operating the wells (including severance and ad valorem taxes). Revenue for Oil and Gas Sales in 2003 was $47.0 million, up 105% from $22.9 million in 2002.

A key operating goal is to continue increasing our oil and natural gas production, and thus our Oil and Gas Sales. As the graph below shows, our production increased from 7.8 Bcfe to 10.4 Bcfe between 2002 and 2003, a respectable 34% increase. Fourth quarter 2003 production was 3.14 Bcfe, up from 1.96 Bcfe in fourth quarter 2002. These increases reflect both drilling results and acquisition activities during the year.

The majority of our production is natural gas. In 2003, we produced a total of 8.7 Bcf of natural gas, or 83% of our total equivalent production. Oil production in 2003 was 289 MBbls, the equivalent of 1.7 Bcf. In addition to the record production results, PDC also enjoyed strong oil and gas prices during 2003. The average price we received for natural gas in 2003 increased to $4.42 per Mcf from $2.68 per Mcf in 2002, and the average price of oil sold increased to $29.39 per barrel from $24.41 per barrel in 2002.

Natural Gas Marketing

Riley Natural Gas Company (RNG), a wholly owned subsidiary of the Company, engages in marketing of natural gas for both PDC and for other Appalachian Basin oil and gas companies. RNG purchases gas from producers and resells it to end users, utilities and other marketing companies. While the volumes of gas marketed by RNG remained relatively constant from 2002 to 2003, higher commodity prices resulted in a revenue increase from $46 million to $73 million. With stronger prices, RNG slightly increased its sales margin. As a result, operating income for the segment increased sharply from $174,000 to $689,000. RNG also provides marketing services for PDC production in its other producing areas.

Well Operations

In addition to drilling wells and marketing natural gas for others, we also provide well operating services to our partnerships and other investors and participants in wells. We charge a fee for these services that allows us to earn a profit. As we continue to drill new wells for the partnerships and others, and when we acquire wells that have other owners, we continue to add to the volume of the well operating services we provide. In 2003 we recorded revenues of $7.3 million for these activities, up from $6.1 million in 2002.

Acquisitions

While not an operating segment, acquisitions help boost reserves and production. During 2003, PDC made three significant acquisitions of producing properties. First we acquired interests in 166 producing wells and other development rights in the Denver Basin in northeastern Colorado (NECO) from the Williams Companies. At the time of the acquisition, the Company estimated that the wells had proved reserves totaling 26 Bcf, 100% natural gas. The acquisition was effective on April 1, 2003.

Two additional acquisitions were made in fourth quarter 2003. The first of these was the $5.2 million purchase of interests in wells in Wattenberg Field in the Denver Basin from one of the Company's Colorado joint venture partners. PDC estimated the reserves in the acquisition to be approximately 4.9 Bcfe at the time of the acquisition. The acquisition was effective at the beginning of the fourth quarter of 2003.

The final acquisition involved 77 producing and 16 shut-in gas wells in NECO and western Kansas purchased from a joint-venture owned by Kinder Morgan and American Electric Power. In addition, the acquisition included lease rights to undeveloped acreage in the same area. Sensible, core-area acquisitions are an important part of PDC's growth strategy.

Areas of Operations - Rocky Mountain region

Areas of Operations

Petroleum Development Corporation conducts oil and natural gas operations in seven states divided by the Company into three regions; the Appalachian Basin, Michigan and the Rocky Mountains. Combined, the operations include over 2,500 gross wells with equivalent gross proved reserves of 468 Bcfe. On average PDC owns about 52% of the working interest in the wells. The Company drilled most of the wells in which it owns an interest, and currently operates virtually all of the wells.

Rocky Mountain Region

Rapid reserve and production growth in our Rocky Mountain region continued in 2003. All 110 development wells drilled by the Company in 2003 were drilled in the Rockies, and with 100% success. Since adding the Rockies as a new core area in 1999, we continue capitalizing on select development opportunities in the area. In 2003, these opportunities included recompleting old wells, drilling new wells, in addition to producing property acquisitions.

We began recompleting Wattenberg Field Codell wells in 2000 with a 10-well program. In 2001, the Company recompleted eight additional Wattenberg Field wells with excellent results. During 2003, we recompleted 50 Wattenberg Field wells with continuing excellent results. Plans call for at least 25 wells to be recompleted in the first and second quarters of 2004. This program adds production at a comparatively low cost and with minimal geologic risk.

Also during 2003, we significantly added to the Company's proved reserves and production through three acquisitions of producing properties in the Rocky Mountain region. In April, we acquired 166 producing wells in the NECO area with an estimated 26 Bcf of reserves, entirely natural gas. In October, we purchased additional producing well interests in Wattenberg Field with estimated reserves of 4.9 Bcfe. In December, we made an additional acquisition of interests in 77 producing and 16 shut-in wells in the NECO area and western Kansas, with an estimated 4.5 Bcf of proved reserves.

The combined impact of the Wattenberg Field recompletions and the acquisitions was significant. As the table at below shows, production from these activities added 2.45 Bcfe to the Company's production in 2003.

Mcfe

Recompletions 709,000

Williams Acquisition 1,545,000

4th Quarter Acquisitions 196,000

2,450,000

PDC's Greeley field office, about 40 miles northeast of Denver, serves as our local base of operations. Our Rocky Mountain operations focus on Wattenberg Field and the NECO area in the Denver Basin, and Grand Valley Field in the Piceance Basin. Currently we plan to concentrate our 2004 drilling activity in these three Colorado fields. We will continue to evaluate additional acquisitions and internally generated opportunities in the Rockies to continue growing our prospect inventory for the future.

Denver Basin, the NECO area

Yuma & Washington Counties, Colorado and Cheyenne County, Kansas

In April 2003, PDC purchased a majority interest in 166 wells in Washington and Yuma counties in the eastern part of the Denver Basin. The Company estimates the wells included approximately 26 Bcf of proved developed natural gas reserves. In December 2003, the Company purchased from a Kinder Morgan / American Electric Power joint venture, 93 additional well interests in the same area in Colorado and across the state border in Kansas.

The NECO Area Profile

2003 Activity

- Produced approximately 1.6 Bcf in nine months of 2003

- Completed installation of pumping units and gas plunger lift systems and other production enhancement measures to maximize production

2004 Plans

- Received approval for infill drilling in Beecher Island and Republican Field resulting in approximately 80-100 additional development wells on
HBP acreage

- Drill up to 20 or more shallow Niobrara infill and field extension wells

- Seek additional acquisition opportunities and undeveloped acreage

ROCKY MOUNTAIN REGION

Denver Basin / Wattenberg Field

Wattenberg Field, Weld County, Colorado

PDC began Wattenberg Field operations in the fourth quarter of 1999 with the acquisition of 53 producing wells and initial drilling operations, and added another 168 producing wells in April 2000. We obtained development locations along with those acquisitions and through several other farmout agreements. While establishing our prospect inventory, we began an active Wattenberg Field development program. During 2003, we continued that program with 90 successful new wells. At the end of 2003, we had a total of 513 producing wells in Wattenberg Field, all of which we operate. Wattenberg Field continues to play a major roll in our future drilling plans. We expect to drill another 80 to 100 wells (16 to 20 net) in the field during 2004. While most new wells will be Codell formation tests, we will include some J-Sand, D-Sand and Dakota wells.

PDC's recompletion program on some of our purchased Wattenberg Field wells is an example of how we can add great value to existing production with minimal investment. Codell wells can experience substantial increases in production levels by recompleting the Codell after a five- to 10-year producing period. Our 50 Codell recompletions in 2003 added almost 0.7 Bcfe of incremental production in 2003. We are continuing the cost-effective recompletion program in 2004 with at least 25 additional recompletions planned.

Piceance Basin / Grand Valley Field

Garfield County, Colorado

In December 1999, PDC signed a lease for the right to develop the 7,500-acre Puckett lease in Garfield County, Colo., our first step in preparing to drill in the Piceance Basin. Since then, we have added to our lease position through several transactions. As a result, we have access to more than 37,000 acres in the gas-rich Piceance Basin. During 2003, we drilled 20 successful new wells and no dry holes. Our 2004 drilling plans include continued development of our Piceance Basin acreage position. We expect to drill 15 to 25 new Piceance wells in 2004. Our plans call for about half of our Company and partnership investment to be directed to the area. Our extensive acreage position in the area provides us with numerous, quality drilling opportunities. Strong natural gas prices forecasted for 2004, even considering seasonal price differentials in the Rockies, provide for compelling overall economics.

Wattenberg Field Profile

- Infill development drilling

- Production targets from about 6,500' to 8,500'

- Primary targets are Niobrara, Codell, J-Sand and Dakota

- Over 150 development locations available

- PDC operates over 513 Wattenberg Field wells

- Wells produce gas/oil mixture

- PDC retains 20% to 40% WI

- Constitutes a majority of PDC's oil production

2003 Activity

- Drilled 90 successful new wells with no dry holes

- Strong prospect inventory

2004 Plans

- Drill 80 to 100 new wells

- Currently have drilling rights to more than 150

additional Wattenberg sites for 2004 and beyond

- Seek additional acquisition opportunities and

undeveloped drilling locations

Piceance Basin Profile

- Leases and farmouts on over 20,000 acres

available for development as of 12/31/2003

- Well depths range from 6,000' to 10,000', depending

upon surface location elevation and subsurface structure

- Production from Williams Fork and Cameo formations

- 2,000' gross producing interval includes 150' to 300'

of net pay in numerous stacked-channel sandstone sequences

- Initial well spacing on 40 acres, with infill drilling on

20-acre spacing currently possible on most of PDC leasehold

- PDC had 55 producing wells at the end of 2003

- PDC operates and retains 20% to 50% WI

2003 Activity

- PDC drilled 20 successful wells and no dry holes

- Initial producing rates for wells average about 700 Mcf
per day

- Seek additional acquisition opportunities and undeveloped drilling locations

2004 Plans

- Drill 15 to 25 new wells (20% to 50% WI)

- Seek additional acquisition opportunities and

undeveloped acreage

MICHIGAN BASIN

Antrim Shale, Michigan

PDC commenced Michigan drilling operations in 1997. At year-end 2003, PDC had 204 producing wells in Michigan. The Company produced 1.87 Bcfe during 2003. No new wells were drilled in Michigan during 2003. The Antrim shale is generally located at shallower depths of approximately 1,000 feet in productive areas. Economic gas reserves are found in areas of fractured shale that is initially water-filled. Dewatering is necessary before gas production can begin from fractured shales. After dewatering is complete, production peaks and the wells begin a long, gradual decline. As with Appalachian Basin wells, Michigan wells tend to enjoy long and predictable productive lives exceeding 20 years. The Company's has no current plans for additional drilling operations in the Region.

APPALACHIAN BASIN

West Virginia & Pennsylvania

In 2003, PDC's Appalachian Basin properties contributed about 18.6% of PDC's total production. Most West Virginia properties are located in the north-central part of the state in close proximity to our Bridgeport headquarters. A second concentration of Appalachian wells is located in west-central Pennsylvania, with a field office located in Mahaffey, Pa. Most of our Pennsylvania wells have been drilled or acquired since 1995.

At the end of 2003, we operated 1,492 wells in the Appalachian region. Our Appalachian region production was 1.95 Bcfe during 2003. We did not drill any wells in the region during 2003. Most PDC wells in the region are Devonian and Mississippian aged sandstones and siltstones. Low decline rates and productive lives exceeding 25 to 30 years are common, providing an excellent production base that can be accurately forecast due to a flat, per-well decline curve. Appalachian natural gas production typically sells at a premium to gas produced in most other areas because of its proximity to major northeast national gas markets.

During 2003, PDC's subsidiary Riley Natural Gas was involved in wholesale and retail purchase and sale of natural gas in the Appalachian area. RNG is a natural gas marketing company operating out of our Bridgeport headquarters. In the Appalachian Basin, RNG purchases gas from more than 100 unaffiliated producers and resells the gas to end-users and other marketers. During 2003, RNG marketed $73.1 million of natural gas (16.4 Bcf) for PDC and other producers in the Appalachian Basin. RNG also manages our gas marketing activities in Michigan and the Rockies and our oil and natural gas hedging activities.

Michigan Basin Profile

- Fractured shale, dewatered and produced similar to

coalbed methane wells

- PDC operates 204 wells

- Well depths of approximately 1,000'

- 3,100 acres available for development

- Represents about 17.9% of PDC's 2003 total production

2003 Activity

- No new wells drilled, sold or plugged

- Production decline of 14.8 % including wells sold

or plugged

2003 Michigan Reserves

Gas (MMcf) Oil (MBbl)

Proved Developed 23,811 43

Proved Undeveloped 1,488 0

2004 Plans

- Maximize existing production

Appalachian Basin Profile

- PDC's original operating area

- 1,492 wells operated

- Production from long-lived Mississippian and

Devonian tight formations

- Represents about 18.6% of PDC's 2003 total production

2003 Appalachian Reserves

Gas (MMcf) Oil (MBbl)

Proved Developed 41,715 49

SEC PV-10 $34.3 million

2004 Plans

- Recompletions - workovers

- Maximize existing production

FINANCIAL SUMMARY - 10-YEAR FINANCIAL DATA

PDC's earnings and cash flow from operations increased to new Company records in 2003. Several factors contributed to the increases. Revenue and income from sales of oil and gas from Company interests in wells increased due to higher natural gas production and prices in 2003. The average sales prices for Company production in 2003 were $4.42 per Mcf of natural gas and $29.39 per barrel of crude oil. This compares to $2.68 per Mcf of gas and $24.41 per barrel of oil in 2002. The resulting average price per Mcfe was $4.50 in 2003 compared to $2.92 per Mcfe in 2002. Higher natural gas prices were the main catalyst for the increase in PDC's revenue from gas marketing activities. Drilling revenue and income from partnership activities increased in 2003 as the Company sold out the last three of its four partnership offerings for total sales of $78.3 million. PDC began 2004 with a carry-over of $50.5 million in undrilled partnership funds. These wells will be drilled and completed in the first quarter of 2004.

We set a new annual production record of 10.4 Bcfe in 2003, a 34% increase from our 2002 production of 7.8 Bcfe. New wells, Wattenberg Field recompletions and producing property acquisitions all contributed to healthy production growth. The Company drilled 110 successful new wells in 2003 with only one dry hole. Net earnings in 2003 were $22.6 million, or $1.39 per diluted share. Our Adjusted Cash Flow from operations totaled $45.6 million in 2003. Capital expenditures during 2003 totaled $70.7 million financed with cash flow from operations, and with an increase in long-term debt of $28 million. At year-end, long-term debt was $53 million.

* Adjusted Cash Flow - The United States Securities and Exchange Commission has disclosure requirements for public companies allowing references to Non-GAAP financial measures to be provided if the Company explains the relevance of the information. The Company must also reconcile the Non-GAAP financial measure to related GAAP information. "Adjusted Cash Flow" is a Non-GAAP financial measure provided by PDC in this annual report. Adjusted Cash Flow is net income before deferred income taxes, depreciation, depletion, and amortization. PDC believes Adjusted Cash Flow is relevant because it is a measure of cash available to fund the Company's capital expenditures and to service its debt. PDC also believes Adjusted Cash Flow is a valuable measure for estimating the value of the Company's operations.

Excel 10-yr table

10-YEAR OPERATING DATA

Drilling success, increased production and higher reserves are the highlights of 2003's operating results. We drilled a total of 110 development wells in 2003, and all of them were completed as producing wells. Production increased 34% and reserves increased 41% through a combination of drilling, well recompletions and acquisitions. Higher gas and oil prices magnified the impact of increased production from a financial perspective, as our average gas price received increased from $2.68 per Mcf in 2002 to $4.42 per Mcf in 2003. PDC continues to be one of the most active drillers among small independents. We now operate over 2,500 wells in our three core areas. Our $70.4 million capital budget in 2003 was effectively applied to increasing the assets of the Company, boosting oil and gas production to record levels of 10.4 Bcfe, a 34% increase over 2002's 7.8 Bcfe. Colorado provided the production jump. The production increases resulted from new wells drilled in the second half of 2002 and in 2003, recompletions of Wattenberg Field Codell wells, and acquisitions of producing properties in Colorado.

Excel 10-yr table